EXHIBIT 99.1

ION MEDIA NETWORKS ANNOUNCES VOLUNTARY DELISTING OF ITS COMMON STOCK FROM THE AMERICAN STOCK
EXCHANGE

Reserve stock split will complete going private process

(West Palm Beach, Fla. – February 8, 2008) – ION Media Networks, Inc. (AMEX: ION) (the “Company”) today announced that it has notified the American Stock Exchange (the “AMEX”) that it intends to voluntarily delist its Class A Common Stock from the AMEX upon the implementation of the previously announced reverse stock split of its Class A Common Stock and Class B Common Stock in an exchange ratio of 1:10,036,763. The reverse stock split is expected to be effective on February 19, 2008, the date on which the previously announced action by written consent of the majority of the stockholders of the Company approving the filing of an amendment to the Company’s certificate of incorporation effecting the reverse stock split will become effective. The delisting will be effected by the filing, on February 19, 2008, of a Form 25 with the Securities and Exchange Commission.

“The delisting of our common stock and the payout of our remaining common stockholders is one of the final steps in our year-long recapitalization process,” said Brandon Burgess, Chairman and CEO, ION Media Networks. “With a streamlined ownership structure and financial support now in place, we will turn our attention to growing the business. We are building a top-notch team, investing in content and developing our marketing message.”

Following the delisting of the Company’s Class A Common Stock from AMEX, the Company intends to file a Form 15 with the SEC. Immediately upon filing of the Form 15, the Company will no longer be required to file reports, including Forms 10-K, 10-Q, and 8-K, with the SEC. The Company expects that the deregistration of its Class A Common Stock will become effective 90 days after the filing of the Form 15 with the SEC. The Company will continue to provide the holders of its outstanding debt and preferred stock with the reports and information they are entitled to receive under the terms of their respective securities.

The Company is taking these steps in connection with the previously announced recapitalization of the Company pursuant to the Master Transaction Agreement that the Company entered into on May 3, 2007 with CIG Media LLC, NBC Universal, Inc., NBC Palm Beach Investment I, Inc. and NBC Palm Beach Investment II, Inc. Following the reverse stock split, all of the Company’s outstanding shares of Common Stock will be held by CIG Media LLC. The reverse stock split and these related actions will complete the going private process contemplated by the Master Transaction Agreement referred to above.

The reverse stock split is described in detail in the Schedule 14C definitive information statement filed with the SEC on January 30, 2008, and mailed to the holders of record of the Company’s Common Stock as of the close of business on January 30, 2008. The Company’s stockholders and other interested parties may obtain, without charge, a copy of the information statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov.

About ION Media Networks
ION Media Networks, Inc. owns and operates the nation’s largest broadcast television station group and ION Television, reaching over 94 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. ION Television currently features popular TV series and movies from the award-winning libraries of Warner Bros., Sony Pictures Television and CBS Television, among others. ION Media has also partnered with RHI Entertainment, which owns over 4,000 hours of acclaimed television content, to provide weekend primetime programming consisting of exclusive original programming and quality library titles. Utilizing its digital multicasting capability, the company has launched several digital TV brands, including qubo, a television and multimedia network for children formed in partnership with several leading media and entertainment companies, and ION Life, a television and multimedia network dedicated to health and wellness for consumers and families. For more information, visit www.ionmedia.tv.

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Media Contacts:
Arthur Sando
(310) 234-2208
arthursando@ionmedia.tv

Nancy Zakhary
(212) 986-6667
nancy@braincomm.com